UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2005

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-30646	13-3963499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(212) 490-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of October 18, 2005, Industrial Enterprises of America, Inc., a Nevada corporation (the “Company”), amended its Articles of Incorporation by filing a Certificate of Amendment (the “Amendment”) with the Secretary of State of the State of Nevada. The Amendment changed the number of authorized shares of the Company’s common stock, par value $.001 per share, from 50,000,000 to 150,000,000. Additionally, the Amendment authorized for issuance 10,000,000 shares of preferred stock, par value $.001 per share. The Company’s board of directors is authorized, subject to limitations prescribed by Nevada law and the Company’s Articles of Incorporation, as amended, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. The board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of the Company’s common stock, which could have an adverse impact on the market price of the Company’s common stock. The Company has no current plan to issue any shares of preferred stock.

The foregoing discussion is a summary of the effects of the adoption of the Amendment and is subject, in all respects, to the Amendment which is filed as an exhibit herewith.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

3.1	Amendment to Articles of Incorporation of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

October 19, 2005
By:     /s/ John Mazzuto
Name:   John Mazzuto
Title:   CEO & President